Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2018, relating to the consolidated financial statements of National Vision Holdings, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of National Vision Holdings, Inc. for the year ended December 30, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 14, 2018